PRICING SUPPLEMENT NO. 37                     Rule 424(b)(2)
TRADE DATE  December 13, 1996                Registration No. 33-58365
(To Prospectus Supplement dated May 15, 1995
including the Prospectus dated April 5, 1995) CUSIP Number: 89350L HH 8

                                $3,000,000,00
                       TRANSAMERICA FINANCE CORPORATION
                         MEDIUM-TERM NOTES, SERIES E
               Due from 9 Months to 30 Years from Date of Issue

Floating Rate Note (X)                        Fixed Rate Note( )
Senior Medium-Term Note (X)                   Subordinated Medium-Term Note( )

Principal Amount:      $50,000,000.00         Issue Price: 100%
Original Issue Date:   Dec. 18, 1996          Specified Currency: U.S. Dollars
Interest Accrual Date: Dec. 18, 1996          Maturity Date: December 18, 2001

Redemption Date(s): None                      New            Notice of
                                              Maturity       Renewal
                                              Date(s):       Date(s):
Redemption Price(s): N/A
Authorized Denominations (if other than
denominations of $1,000 and integral
multiples of $1,000 in excess thereof
in U.S. Dollars):    N/A
Repayment Date(s):   None                     Interest Payment Period:
                                                   Quarterly
Repayment Price(s):  N/A                      Interest Payment Dates:
                                                18th of each March, June,
                                                September and December
                                                (or modified following business
                                                  day)
Original Issue Discount
Note:  ( ) Yes   (X) No
Total Amount of OID:        N/A
Yield to Maturity:          N/A               Global Security: (X)Yes  ( )
Initial Accrual Period OID: N/A               Exchange Rate Agent:    N/A
Method Used to Determine                      Historical Exchange Rate:  N/A
Yield to Maturity and Initial
Accrual Period OID:         N/A


(Only applicable to Floating Rate Notes):     Spread (plus or minus):   +.14
  Initial Interest Rate:    5.68297           Spread Multiplier:        N/A
  Index Maturity:           3 Month           Maximum Interest Rate:    N/A
  Base Rate(s):             LIBOR             Minimum Interest Rate:    N/A
    If LIBOR, Designated LIBOR Page:          Calculation Rate Agent:   Bank of
    ( ) LIBOR Reuters                                                   New York
    (X) LIBOR Telerate page 3750              Name of Agent: Deutsche Morgan
                                                               Grenfell
Index Currency:  U.S. Dollars                 Agent's Discount or
Interest Reset Period:  Quarterly             Commission: N/A
Interest Reset Dates:   Same as interest      Net Proceeds to Co: $50,000,000.00
                         payment dates

(X) Agent is acting as Agent for the sale of Notes by the Company at a price to the public of (X) 100% of Principal Amount ( ) _____% of Principal Amount

( ) Agent is purchasing Notes from the Company as Principal at 100% of the principal amount for resale to investors and other purchasers at:
( ) a fixed initial public offering price of 100% of the principal amount; ( ) a fixed initial public offering price of____% of the principal amount;( ) varying prices relating to prevailing market prices at time of resale to be determined by Agent.